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                                                                     Exhibit 8.1

                  [Letterhead of Willkie Farr & Gallagher LLP]

July 25, 2005

W. R. Berkley Corporation
W. R. Berkley Capital Trust II
475 Steamboat Road
Greenwich, Connecticut 06830

      RE:   W. R. BERKLEY CORPORATION -- 6.750% TRUST PREFERRED SECURITIES DUE
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            2045
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Ladies and Gentlemen:

      We have acted as special tax counsel for W. R. Berkley Corporation, a Delaware corporation (the "Company"), and W. R. Berkley Capital Trust II, a Delaware statutory trust (the "Trust"), in connection with the proposed issuance and sale pursuant to the Purchase Agreement, dated July 19, 2005 (the "Purchase Agreement"), by and among the Company, the Trust, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC, as representatives of the several underwriters named therein, of 10,000,000 6.750% Trust Originated Preferred Securities(SM) (liquidation amount $25 per security) of the Trust (the "Trust Preferred Securities"), which will represent undivided beneficial interests in the assets of the Trust.

      In furnishing this opinion, we have reviewed the (i) prospectus supplement dated July 19, 2005 to the Prospectus dated December 23, 2003 (the "Prospectus Supplement"), filed as part of the registration statement on Form S-3, as amended (Registration No. 333-109621; declared effective on December 23, 2003),
(ii) Certificate of Trust of W. R. Berkley Capital Trust II, dated March 22, 2001 (the "Certificate") and (iii) form of Amended and Restated Declaration of Trust of W. R. Berkley Capital Trust II to be entered into by and among the Company, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, the Administrative Trustees named therein, and the Holders, as defined therein (the "Amended and Restated Declaration of Trust"). In addition, we have examined such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In this examination, we have assumed (i) the genuineness of all signatures on relevant documents, (ii) the authenticity, validity and enforceability of all relevant documents, (iii) conformity to original documents of all documents submitted to us as certified or copies, (iv) the transactions described in the Prospectus Supplement and the Purchase Agreement are performed in the manner described therein, (v) full compliance with the terms of the Amended and Restated Declaration of Trust and (vi) that the Amended and Restated Declaration of Trust will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, and that the Amended and Restated Trust Agreement and Certificate will be in full force and effect and will not be amended.

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W. R. Berkley Corporation
W. R. Berkley Capital Trust II
July 25, 2005
Page 2

      Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, (i) we are of the opinion that the Trust will be classified as a grantor trust and not as an association taxable as a corporation for federal income tax purposes and (ii) we confirm that the statements of law and legal conclusions set forth under the heading "United States Federal Income Tax Consequences" in the Prospectus Supplement represent our opinion.

      Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts, or any change or inaccuracy in the statements, facts or assumptions on which we have relied, may affect the validity of the opinion set forth above. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than that specifically covered by this opinion.

      This opinion is limited to the federal income taxation laws of the United States and does not cover matters arising under or relating to the laws of any other jurisdiction, including, without limitation, the laws of any other non-U.S. jurisdiction or the laws of any State of the United States, the District of Columbia or any political subdivision of any of these.

      We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K filed the date hereof which is incorporated by reference into the Registration Statement and the Prospectus Supplement and to the use of our name under the caption "Legal Opinions" contained in the Prospectus Supplement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

                                            Very truly yours,

                                            /s/ Willkie Farr & Gallagher LLP
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